Exhibit 99.1
InnerWorkings Announces First Quarter 2009 Results
Eight Organic Enterprise Wins; Strong Operating Cash Flow
Chicago, IL, May 7, 2009 — InnerWorkings, Inc. (NASDAQ: INWK), a leading global provider of managed print and promotional solutions to corporate clients, today reported results for the three months ended March 31, 2009.
Quarterly Highlights:
•	Revenue grew eight percent to $94.3 million compared with the first quarter of 2008.

•	Enterprise revenue increased 10 percent to $61.4 million from $55.6 million in the first quarter of 2008.

•	The Company added eight new enterprise clients, including several well-known brands such as Samsung Electronics.

•	Cash flow generated from operations was $7.7 million in the first quarter of 2009 compared to the $1.8 million generated from operations in the year-earlier period.
“Our enterprise offering represents our most significant growth opportunity and is resonating strongly with customers as evidenced by the fact that we added eight new accounts in the period while continuing to retain and grow existing relationships,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “We strongly believe that the Company is poised for healthy and profitable market share gains in the months and years ahead.”
Revenue for the Company’s first quarter was $94.3 million, an increase of eight percent compared to revenue of $87.2 million in the first quarter of 2008. First quarter net income was $0.2 million, or $0.01 per diluted share.
Additional first quarter 2009 financial and operational highlights include the following:
•	For the first quarter of 2009, 65 percent of the Company’s revenue was generated from sales to enterprise clients, with the remaining 35 percent derived from transactional clients.
InnerWorkings Announces First Quarter 2009 Results

•	Customer concentration for the Company’s top 10 accounts decreased to 37% of total revenue compared to 42% in the year-earlier period.

•	The Company implemented a reduction in non-sales workforce of approximately 15%. As a result of this initiative, the Company expects to realize cost savings of approximately $6 million on an annualized basis.

•	The Company has approximately $30 million of available liquidity on its bank credit facility and an additional $19 million of cash and auction rate securities.
Outlook
The Company is reaffirming its previously stated 2009 guidance, including a revenue range of $450 million to $475 million and an earnings per share range of $0.35 to $0.39.
“The current economic environment and our strong financial position in the industry are creating market opportunities for us and we remain positive about the business for 2009 and beyond,” said Joseph M. Busky, Chief Financial Officer of InnerWorkings. “Furthermore, our focus on disciplined cost management and maximizing the deployment of capital will continue to reap long-term benefits while enhancing shareholder value.”
Conference Call
A conference call will be broadcast live on Thursday, May 7, 2009, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Eric D. Belcher, Chief Executive Officer, and Joseph M. Busky, Chief Financial Officer. Interested parties are invited to listen to the live webcast by visiting the Investor “Events & Presentations” section of InnerWorkings’ website at www.inwk.com. A replay of the webcast will be available later that day in the same section of the website.
About InnerWorkings, Inc.
InnerWorkings, Inc. (NASDAQ: INWK) is a leading global provider of managed print and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. The Company is based in Chicago with other offices in the United States and in the United Kingdom. For more information on InnerWorkings, visit: www.inwk.com.
InnerWorkings Announces First Quarter 2009 Results

Forward-Looking Statements
This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.
(inwk-e)
FOR FURTHER INFORMATION:
InnerWorkings, Inc.
Kyle Berry, 312-784-2607
kberry@inwk.com
InnerWorkings Announces First Quarter 2009 Results

Consolidated Statements of Income (Unaudited)

	Three months ended March 31,
	2008	2009
Revenue	$87,191,586	$94,277,433
Cost of goods sold	65,623,360	71,267,277

Gross profit	21,568,226	23,010,156
Operating expenses:
Selling, general, and administrative expenses	15,050,555	20,619,116
Depreciation and amortization	722,923	1,495,375

Income from operations	5,794,748	895,665
Total other income (expense)	574,913	(492,101)

Income before taxes	6,369,661	403,564
Income tax expense	2,511,645	155,153

Net income	$3,858,016	$248,411

Basic earnings per share	$0.08	$0.01
Diluted earnings per share	$0.08	$0.01

Weighted average shares outstanding, basic	48,025,475	45,399,786
Weighted average shares outstanding, diluted	51,319,426	47,034,006

Consolidated Balance Sheets

	December 31,	March 31,
	2008	2009
		(unaudited)
Balance Sheet Data
Cash and cash equivalents	$4,011,855	$4,911,317
Accounts receivable, net of allowance for doubtful accounts	73,628,112	78,245,896
Unbilled revenue	27,802,667	23,769,521
Inventories	7,539,870	7,854,375
Prepaid expenses	9,257,086	10,999,746
Other current assets	8,081,553	8,634,657
Total long-term assets	123,501,173	129,254,733

Total assets	$253,822,316	$263,670,245

Accounts payable-trade	$54,084,430	68,758,423
Other current liabilities	65,854,864	54,961,885
Total long-term liabilities	144,993	5,006,711
Total stockholders’ equity	133,738,029	134,943,226

Total liabilities and stockholders’ equity	$253,822,316	$263,670,245

Cash Flow Data (Unaudited)

	Three Months Ended March 31,
	2008	2009
Net cash provided by operating activities	1,801,645	7,653,405
Net cash used in investing activities	(23,353)	(6,138,780)
Net cash provided by (used in) financing activities	1,020,130	(477,393)

Effect of exchange rate changes on cash and cash equivalents	—	(137,770)

Increase in cash and cash equivalents	2,798,422	899,462
Cash and cash equivalents, beginning of period	26,716,239	4,011,855

Cash and cash equivalents, end of period	$29,514,661	$4,911,317